As filed with the Securities and Exchange Commission
                    on January 3, 1996

                                        Registration No. 33-

               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

                            FORM S-8

                     REGISTRATION STATEMENT

                              Under

                   The Securities Act of 1933

                   ALUMINUM COMPANY OF AMERICA
       (Exact name of registrant as specified in its charter)

     Pennsylvania                        25-0317820
(State of Incorporation)      (I.R.S. Employer Identification No.)


                425 Sixth Avenue, Alcoa Building,
               Pittsburgh, Pennsylvania 15219-1850
   (Address of principal executive offices, including zip code)


           ALCOA FUJIKURA LTD. HOURLY 401(K) PLAN

       ALCOA FUJIKURA LTD. SALARIED 401(K) SAVINGS PLAN
                   (Full Title of Plans)

                      Denis A. Demblowski,
        Assistant Secretary and Senior Counsel
        425 Sixth Avenue, Alcoa Building,
        Pittsburgh, Pennsylvania  15219-1850
             (Name and address of agent for service)

      Telephone number of agent for service (412) 553-3856


                 CALCULATION OF REGISTRATION FEE

    Title of         Amount          Proposed         Proposed maximum      Amount of
Securities to be     to be       maximum offering        aggregate         registration
 registered (1)    registered     price per share (2)  offering price (2)      fee

Aluminum Company
of America,
common stock
$1 par value ...   10,000 shares       $50.125              $501,250             $172.85

(1)   In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2) Estimated solely for purposes of calculating the registration fee, based on the average of the high and low prices of shares of the registrant's Common Stock reported in the consolidated reporting system on December 28, 1995.


                                PART II

          INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed or to be filed with the Comission by the registrant and the Plans are incorporated by reference in this Registration Statement:

     (a)(1) the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

        (2)  the Alcoa Fujikura Ltd. Hourly 401(k) Plan's
Annual Report on Form 11-K for the fiscal year ended
December 31, 1994.

     (b)(1) the registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

        (2) the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.

        (3) the registrant's Quarterly Report on From 10-Q for the quarter ended September 30, 1995.

     All documents subsequently filed by the registrant or the Plans pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents.

        Description of Alcoa Common Stock

      The following is a brief description of the registrant's
Common Stock.

    The Aluminum Company of America (the "Company") is authorized to issue 300,000,000 shares of Common Stock, par value $1.00 per share. As of November 10, 1995, there were 178,210,361 shares of Common Stock outstanding.

    Dividend rights. The holders of Common Stock are entitled to receive dividends, when and as declared by the Board of Directors, but no dividend shall be declared or paid on the Common Stock unless all dividends accrued on all classes of the Company's preferred stock and the dividend on Class A Stock for the current quarter yearly dividend shall have been paid or declared and set apart.

     Voting rights. The holders of Common Stock are entitled to one vote per share.

     Liquidation rights. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after payments to holders of preferred stock of such amount as shall have been fixed by the Board of Directors, plus accrued dividends, the remaining assets of the Company shall belong to and be divided among the holders of Common Stock.

     Preemptive or other subscription rights. The holders of Common Stock have no right to participate in any right of subscription to any increased or additional capital stock of the Company.

     Conversion and other rights. The Common Stock does not have any conversion, redemption or sinking fund provisions applicable thereto and is not liable to further call or assessment by the Company. All outstanding shares of Common Stock are fully paid and non-assessable.

     Other matters. The Articles of the Company provide for a classified Board of Directors with staggered three year terms, establish special shareholder voting requirements to remove directors and establish certain procedures relating to the nomination of directors, filling of vacancies and the vote required to amend or repeal any of these provisions. The Articles also prohibit the Company's payment of "greenmail"--that is, payment of a premium in purchasing shares of its Common Stock from a present or recent holder of 5% or more of the Common Stock--except with the approval of a majority of the disinterested shareholders. This provision and the classified board provision may be amended or repealed only with the affirmative vote of at least 80% of the Common Stock. In addition, the Articles limit or eliminate to the fullest extent permitted by Penn-sylvania law as from time to time in effect the personal liability of the Company's directors for monetary damages, and authorize the Company, except as prohibited by law, to indemnify directors, officers, employees and others against liabilities and expenses incurred by them in connection with the performance of their duties to the Company. The classi-fied Board article provision and the anti-"greenmail" provi-sion may have certain "anti-takeover" effects.

     The Company is governed by certain "anti-takeover" provisions in the Pennsylvania Business Corporation Law, including provisions that (i) give shareholders the right to put their shares to a controlling person (i.e., generally a 20% or more shareholder) and receive a fair price for those shares from the controlling person, (ii) strip voting rights from "control shares" (i.e., generally, shares held by a person that holds 20% or more, 33-1/3% or more, or 50% or more of the Company's voting shares), (iii) impose super-majority vote requirements on certain business combinations with an interested shareholder (i.e., generally a 20% or more shareholder), (iv) require disgorgement of short-term profits upon disposition of stock by certain controlling persons, and
(v) require severance payments and protection of collective bargaining agreements following certain control share acqui-sitions. In addition, the Company is governed by a provision of the Pennsylvania Business Corporation Law that purports to widen the freedom for action for directors of Pennsylvania corporations in responding to takeover attempts.

     The transfer agent and registrar for the Common Stock is First Chicago Trust Company of New York.

ITEM 4.  DESCRIPTION OF SECURITIES

     Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

     The legality of the securities to which this Registration Statement relates has been passed upon by Denis A. Demblowski, Assistant Secretary and Senior Counsel of the Company.
Mr. Demblowski, an employee of the Company, is not eligible to participate in the Plans; however, he is the owner of shares and options to purchase shares of Common Stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article V of the By-laws of the Company provides that the Company shall indemnify, under specified circumstances, persons who were or are directors, officers or employees of the Company or who served or serve other business entities at the request of the Company. Under these By-law provisions, a person who is wholly successful in defending a claim will be indemnified for any reasonable expenses. To the extent a person is not successful in defending a claim, reasonable expenses of the defense and any liability incurred are to be indemnified under these provisions only where independent legal counsel or other disinterested person selected by the Board of Directors determines that such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company, and in addition with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct of such person was unlawful. Any expense incurred with respect to any claim may be advanced by the Company if the recipient agrees to repay such amount if it is ultimately determined that such recipient is not to be indemnified pursuant to Article V.

     The foregoing By-law provisions generally parallel Sections 1741 and 1745 of the Pennsylvania Business Corporation Law ("BCL"). Section 1746 and the By-laws both also provide that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

     Section 1746 of the BCL and the By-laws provide for increased indemnification protections for directors, officers and others. Indemnification may be provided by Pennsylvania corporations in any case except where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     Section 1713 of the BCL also sets forth a framework whereby Pennsylvania corporations, with the approval of the share-holders, may limit the personal liability of directors for monetary damages except where the act or omission giving rise to a claim constitutes self-dealing, willful misconduct or recklessness. The section does not apply to a director's responsibility or liability under a criminal or tax statute and may not apply to liability under Federal statutes, such as the Federal securities laws.

     The Company's Articles and By-laws were amended by the shareholders to implement the increased protections made available to directors under the BCL as described in the
preceding paragraph. Article VIII of the By-laws provides
that, except as prohibited by law, every director of the Company shall be entitled as of right to be indemnified by the Company for expenses and any and all liability paid or incurred by such person by reason of such person being or having been a director of the Company.  Expenses incurred with respect to
any claim may be advanced by the Company, subject to certain exceptions. The shareholders have also approved a form of
indemnity agreement.   The Company has entered into such an
indemnity agreement with each of its current directors.

    The Company has purchased a one year liability insurance policy with an aggregate limit of $75 million, with certain specified deductible amounts, for liability of directors and officers and reimbursement to the Company for indemnification provided to directors and officers. The policy has an expiration date of October 1, 1996 and provides liability insurance and reimbursement coverage for the Company, and its directors and officers, which is permitted by the laws of Pennsylvania referred to above.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8.  EXHIBITS

Exhibit
Number                          Description

(5)      Opinion of Denis A. Demblowski, Esq., Assistant
         Secretary and Senior Counsel of the Company.

         In lieu of providing an opinion of counsel concerning the requirements of ERISA, the registrant will submit the Alcoa Fujikura Ltd. Salaried 401(k) Savings Plan, and any amendment to the Alcoa Fujikura Ltd. Hourly 401(k) Plan, to the Internal Revenue Service in a timely manner for qualification.

(15) Letter from Independent Public Accountants regarding unaudited financial information.

(23)(a)  Consent of Coopers & Lybrand L.L.P.

(23)(b)  Consent of Counsel (included as part of Exhibit 5).

(24)(a) Powers of Attorney of certain officers and directors of the Company.

(24)(b)  Powers of Attorney for members of the Administrative
         Committee of the Plans.

ITEM 9.  UNDERTAKINGS

     The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

          (i)  To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calcu-lation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effec-tive amendment any of the securities being registered which remain unsold at the termination of the offering; and

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and each filing of a Plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incor-porated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions described in Item 6 above, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                  SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the under-signed, thereunto duly authorized, in the City of Pittsburgh, the Commonwealth of Pennsylvania, on this 3rd day of January, 1996.


                                   ALUMINUM COMPANY OF AMERICA
                                            (Registrant)



                                   /s/Jan H. M. Hommen
                                     Jan H. M. Hommen


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


     Signature                 Title                  Date
     ---------                 -----                  ----

/s/Paul H. O'Neill     Chairman of the Board         January 3, 1996
Paul H. O'Neill        and Chief Executive Officer
                       (Principal Executive Officer)

/s/Jan H. M. Hommen    Executive Vice President &    January 3, 1996
Jan H. M. Hommen       Chief Financial Officer
                       (Principal Executive Officer)

/s/Earnest J. Edwards  Vice President & Controller   January 3, 1996
Earnest J. Edwards     (Principal Accounting Officer)

     Kenneth W. Dam, John P. Diesel, Joseph T. Gorman, Judith M. Gueron, Sir Ronald Hampel, John P. Mulroney, Paul H. O'Neill,
Sir Arvi Parbo, Henry B. Schacht, Forrest N. Shumway, Franklin A. Thomas and Marina v.N. Whitman, each as a Director, on January 3, 1996, by Barbara S. Jeremiah, their attorney-in-fact.


/s/Barbara S. Jeremiah
    Barbara S. Jeremiah
    Attorney-in-fact


The Plans. Pursuant to the requirements of the Securities Act of 1933, the Administrative Committee of the Alcoa Fujikura Ltd. Hourly 401(k) Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on the 3rd day of January, 1996.

                        ALCOA FUJIKURA LTD. HOURLY 4O1(K) PLAN


                        By /s/C. Gregg Conroy
                            C. Gregg Conroy
                            Director, Compensation and
                            Benefits


     Pursuant to the requirements of the Securities Act of 1933, the Administrative Committee of the Alcoa Fujikura Ltd. Salaried 401(k) Savings Plan has duly caused this Regis-tration Statement to be signed on its behalf by the under-signed, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on the 3rd day of January, 1996.

                        ALCOA FUJIKURA LTD. SALARIED 4O1(K)
                        SAVINGS PLAN


                        By /s/C. Gregg Conroy
                            C. Gregg Conroy
                            Director, Compensation and
                            Benefits


                             INDEX TO EXHIBITS



Exhibit
Number                         Description

5 Opinion of Denis A. Demblowski, Senior Counsel of the Company.

15 Letter from Independent Public Accountants regarding unaudited financial information.

23(a)     Consent of Coopers & Lybrand L.L.P.

23(b)     Consent of Counsel (included in Exhibit 5).

24(a) Powers of Attorney for certain officers and directors of the Company.

24(b)     Powers of Attorney for members of the
          Administrative Committee of the Plans.